Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Roger Kuebel 401-608-8945 rkuebel@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600

KVH Industries, Inc. Receives Expected Deficiency Notice from Nasdaq
Related to Delayed Filing of Quarterly Report on Form 10-Q

MIDDLETOWN, RI, November 21, 2022 — As previously disclosed in the Notification of Late Filing on Form 12b-25 filed by KVH Industries, Inc., (Nasdaq: KVHI) (“KVH”) with the Securities and Exchange Commission (the “SEC”) on November 10, 2022, KVH was unable to compile in a timely manner the information required to prepare its Quarterly Report on Form 10-Q for the three months ending September 30, 2022 (the “Form 10-Q”) without unreasonable effort or expense. KVH did not file the Form 10-Q by November 14, 2022, the extended due date permitted by Rule 12b-25. KVH is continuing its efforts to file the Form 10-Q as soon as practicable.

On November 15, 2022, KVH received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of not having timely filed the Form 10-Q with the SEC, KVH is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires timely filing of all required periodic financial reports with the SEC.

The Notice indicated that, under Nasdaq Listing Rules, KVH has 60 calendar days to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts KVH’s plan, Nasdaq can grant an exception of up to 180 calendar days from the filing date for the Form 10-Q to regain compliance. KVH currently plans to file the Form 10-Q as soon as practicable or, in the event of delay, to timely submit a plan to regain compliance.

There is no assurance that KVH will file the Form 10-Q by any particular date or that Nasdaq will accept any such plan that KVH may submit.

About KVH Industries, Inc.

KVH Industries, Inc., is a global leader in mobile connectivity systems, with innovative technology designed to enable a mobile world. A market leader in maritime VSAT, KVH designs, manufactures, and provides connectivity and content services globally. Founded in 1982, the company is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI and more than a dozen offices around the globe.
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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the timing of the filing of the Form 10-Q, the submission of a plan to regain compliance with the Listing Rule and Nasdaq’s potential acceptance of such a plan. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: the possibility of unanticipated delays that will prevent the filing of the Form 10-Q within the allotted 60-day period, the risk that the work necessary to complete the Form 10-Q is greater than anticipated or may involve the resolution of additional issues identified during the review process, the potential inability to file a plan to regain compliance in a timely manner, the risk of potential additional violations of Listing Rule 5250(c)(1), the risk that KVH may not respond adequately to further inquiries from Nasdaq, and the risk that Nasdaq will not accept any plan to regain compliance and will delist the KVH common stock. Other risk factors that may impact these forward-looking statements are discussed in more detail in KVH’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2022. Copies are available through the KVH Investor Relations department and website, investors.kvh.com. KVH does not assume any obligation to update these forward-looking statements to reflect new information and developments.

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